                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                                          SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): May 7, 2003
                                                            -----------

                               WMS INDUSTRIES INC.
               (Exact Name of Registrant as Specified in Charter)

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

            DELAWARE                  1-8300                   36-2814522
 (State or Other Jurisdiction       (Commission              (I.R.S. Employer
         of Incorporation)          File Number)          Identification Number)
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              800 SOUTH NORTHPOINT BLVD., WAUKEGAN, ILLINOIS 60085
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (847) 785-3000
                                                           --------------





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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         WMS Industries Inc. (the "Company") has purchased from Louis J. Nicastro, Chairman of its Board of Directors, the rights to the 250,000 shares of restricted stock granted to Mr. Nicastro on March 1, 2002 (the "Restricted Shares") for a purchase price of $3,500,000 or $14.00 per share. This share price reflects a discount of $0.50 per share from the closing market price on May 6, 2003.

         Under the terms of the grant, the Restricted Shares would have vested on June 30, 2003 if the Board determined that certain specified performance conditions relating to the Company's technology improvement plan were satisfied. On May 7, 2003, the Board of Directors (the "Board"), determined that the performance conditions for the vesting of the Restricted Shares had been satisfied. Specifically, with the approval of version 2.59 of the Company's operating system from GLI in March 2003 and subsequent successful field operation of games on version 2.59, as well as the approval from the audit division of the Nevada Gaming Control Board to commence a 30 day field trial of version 2.59, the revisions to the Company's legacy operating system have been approved by gaming regulators in major jurisdictions and have reached an acceptable level of field performance. Mr. Nicastro did not participate in the May 7, 2003 Board meeting.

         Based on Mr. Nicastro's willingness to accept a discount from the current market price of the shares and the recent appreciation in the market price of the common stock of the Company, the Board further determined that it would be in the best interests of the Company to purchase the rights to the Restricted Shares from Mr. Nicastro at this time to mitigate the potential increase in the compensation expense to the Company resulting from the vesting of the Restricted Shares on that date, as well as mitigating the potential dilutive effect and negative impact of the potential sale of such shares, when vested, on the market price of the common stock of the Company.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WMS INDUSTRIES INC.



May 7, 2003                           By:  /s/ Brian R. Gamache
                                           --------------------
                                           Brian R. Gamache
                                           President and Chief Executive Officer